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                                                                  Exhibit: 4.6FT


                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

                  THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT is dated the 7 day of February, 1994, by and among VINCENT W. GOETT and MELISSA TURNER GOETT, husband and wife (collectively "VM GOETT"), GARRY AND DARILYNE GOETT, husband and wife (collectively "GD GOETT"), and FUTECH EDUCATIONAL PRODUCTS, INC., an Arizona Corporation ("Corporation").

                                   RECITALS:

                  VM Goett and the Corporation entered into a Stock Purchase Agreement dated January 27, 1994 ("Agreement"). The parties wish to amend the Agreement.

                  IN CONSIDERATION OF THE FOREGOING, the parties hereby agree as follows:

                  1. The Agreement is hereby deemed modified as follows:

                           a. Ownership. The Stock to be acquired shall be owned
                  eight percent (8%) by VM Goett and two percent (2%) by GD
                  Goett.

                           b. Payment. Paragraph 2 of the Agreement is amended
                  to read as follows:

                  "Upon the execution of this Agreement GD Goett shall pay to the Corporation the sum of Two Hundred Thousand Dollars ($200,000.00) cash, and VM Goett shall pay to the Corporation the sum of Eight Hundred Thousand Dollars ($800,000)
                  consisting of $200,000 cash and $600,000 to be supplied by VM Goett obtaining a line of credit (non-revolving) in said amount for Corporation immediately upon signing of this Agreement. The line of credit shall be made at commercially reasonable terms approved by Corporation. VM Goett shall be obligated to pay all costs and expenses in obtaining the line of credit, and shall make all payments on the line of credit. On or before June 1, 1994, VM Goett shall cause the line of credit to be reduced by $200,000; on or before October 1,
                  1994, Goetts shall cause the line of credit to be reduced by an additional $200,000, and on or before January 25, 1995, VM Goett shall cause the line of credit to be paid in full and cancelled. VM Goett may extend these payment dates an additional thirty (30) days provided no defaults exist under the line of credit.
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                  Corporation acknowledges that Corporation will be signatory on the line of credit for not more than twenty percent (20%) of the first monies to be paid on the line of credit. Corporation shall be obligated to grant security against $750,000 of equipment owned by the Corporation. In return for the $200,000 paid by GD Goett, Corporation will issue a Stock Certificate to GD Goett for 173,170 shares of the common capital stock of the Corporation, and in return for the $200,000 paid by VM Goett and the $600,000 line of credit (to be paid by VM
                  Goett), Corporation will issue a Stock Certificate to VM Goett for 692,682 shares of the common capital stock of the Corporation. Collectively, the stock issued to GD Goett and the stock issued to VM Goett are referred to as the "Shares". The certificate evidencing the Shares will be imprinted with a conspicuous legend stating that the Shares have not been registered under the Securities Act of 1933, as amended (the "ACT"), and referring to certain restrictions on transfer or encumbrance of the shares."

                           c. Representations. VM Goett shall be deemed to have
                  made the representations in Paragraph 5 only on behalf of VM Goett. GD Goett shall be deemed to have made the representations in Paragraph 5 only on behalf of GD Goett.

                           d. Defined Terms. Except as noted, all references to
                  "Goetts" in the Agreement shall mean both VM Goett and GD
                  Goett.

                  2. Except as modified, the Agreement remains in full force.


                                             /s/ Vincent W. Goett
                                             ----------------------------------
                                             Vincent W. Goett


                                             /s/ Melissa Turner Goett
                                             ----------------------------------
                                             Melissa Turner Goett


                                             /s/ Garry Goett
                                             ----------------------------------
                                             Garry  Goett



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                                             /s/ Darilyne Goett
                                             ----------------------------------
                                             Darilyne Goett


                                             FUTECH EDUCATIONAL PRODUCTS, INC.,
                                             an Arizona corporation


                                             BY: /s/ Stephen McTaggart
                                                -------------------------------

                                             ITS: President
                                                 ------------------------------



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